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Exhibit 5

ALLIANT TECHSYSTEMS INC.
600 Second Street N.E.
Hopkins, MN 55343-8384

June 29, 2001

Board of Directors
Alliant Techsystems Inc.
600 Second Street N.E.
Hopkins, MN 55343-8384

Ladies and Gentlemen:

    A Registration Statement on Form S-8 (the "Registration Statement") is being filed on or about the date of this letter with the Securities and Exchange Commission relating to 440,000 shares of the common stock, par value $.01 per share (the "Common Stock"), together with associated Preferred Stock Purchase Rights, of Alliant Techsystems Inc. (the "Company") issuable under the First Amendment and Restatement of Alliant Techsystems Inc. 2000 Stock Incentive Plan (the "Plan").

    As Vice President and General Counsel of the Company, I, or other attorneys reporting to me, have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. In such capacity, I, or other attorneys reporting to me, have examined such documents and have reviewed such questions of law as I have deemed relevant or necessary as the basis for my opinion as hereinafter set forth.

    Based upon the foregoing, and to the best of my knowledge and belief, it is my opinion that the issuance of the shares of Common Stock has been duly authorized and the shares of Common Stock, when issued or sold pursuant to the Plan, will be legally issued, fully paid and non-assessable.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ ANN D. DAVIDSON Ann D. Davidson Vice President and General Counsel

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ALLIANT TECHSYSTEMS INC. 600 Second Street N.E. Hopkins, MN 55343-8384